UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2012

KBS REAL ESTATE INVESTMENT TRUST III, INC.
(Exact name of registrant specified in its charter)

Maryland	000-54687	27-1627696
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
The information in this Report set forth under Item 2.03 regarding the financing arrangements entered in connection with the acquisition of the McEwen Building (which is described in Item 2.01) is incorporated herein by reference.
ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
On April 30, 2012, KBS Real Estate Investment Trust III, Inc. (the "Company"), through an indirect wholly owned subsidiary, acquired from AGL/SLC McEwen No. 2, LLC an office buildings containing 175,262 rentable square feet located on approximately 10.7 acres of land in Franklin, Tennessee (the "McEwen Building"). The seller is not affiliated with the Company or KBS Capital Advisors LLC, the Company's external advisor (the "Advisor").
The purchase price of the McEwen Building was approximately $40.0 million plus closing costs. The Company funded the purchase of the McEwen Building with proceeds from the U.S. Bank Portfolio Loan (which is described in Item 2.03) and proceeds from the Company's ongoing initial public offering.
The McEwen Building was built in 2009 and at acquisition, was 97% leased to 10 tenants. The current aggregate annualized base rent for the tenants of the McEwen Building, which represents annualized contractual base rental income, adjusted to straight-line any contractual rent increases or decreases from each lease's inception through the balance of the term, is approximately $4.1 million and the weighted-average remaining lease term for the tenants is approximately 6.4 years. The current weighted-average rental rate over the lease term, which is calculated as the annualized base rent divided by the leased rentable square feet, is $25.94 per square foot.
The McEwen Building has three tenants that individually occupy more than 10% of the total rentable square feet of the property. One tenant provides health care services and the other two tenants are in the manufacturing industry. The tenant that is in the health care services industry occupies 54,051 rentable square feet or approximately 31% of the total property rentable square feet.  Its lease expires on November 30, 2020, with two five-year extension options. The current annualized base rent for this tenant is approximately $1.3 million and the current average rental rate over the remaining lease term is $25.58 per square foot. One of the tenants that is in the manufacturing industry occupies 36,910 rentable square feet or approximately 21% of the total property rentable square feet. Its lease expires on August 31, 2017, with two five-year extension options. The current annualized base rent for this tenant in the manufacturing industry is approximately $0.9 million and the current average rental rate over the remaining lease term is $26.42 per square foot. The second tenant that is in the manufacturing industry occupies 27,356 rentable square feet or approximately 16% of the total property rentable square feet.  Its lease expires on October 31, 2016, with two five-year extension options. The current annualized base rent for this tenant in the manufacturing industry is approximately $0.6 million and the current average rental rate over the remaining lease term is $24.88 per square foot.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF‑BALANCE SHEET ARRANGEMENT OF REGISTRANT
On April 30, 2012, in connection with the Company's acquisition of the McEwen Building, the Company, through indirect wholly owned subsidiaries (collectively, the "Borrowers"), entered into a two-year portfolio loan with U.S. Bank National Association (the "Lender"), an unaffiliated lender, for an amount up to $100.0 million (the "U.S. Bank Portfolio Loan"), of which $40 million is term debt and $60 million is revolving debt. During the term of the U.S. Bank Portfolio Loan, the Company has an option to increase the loan amount by up to an additional $100.0 million, 60% of which additional amount would be revolving debt and 40% would be term debt, with the addition of one or more additional properties to secure the U.S. Bank Portfolio Loan, subject to certain conditions. At closing, the Company drew $80.7 million, of which $42.5 million was used to repay in full, the principal balance outstanding under a one-year bridge loan secured by Domain Gateway and Las Cimas IV. As of April 30, 2012, $19.3 million of revolving debt was available for disbursement under the U.S. Bank Portfolio Loan, subject to certain conditions contained in the loan agreement. The U.S. Bank Portfolio Loan matures on May 1, 2014, with two one-year extension options, subject to certain conditions contained in the loan agreement. From April 30, 2012 through June 30, 2012, the U.S. Bank Portfolio Loan bears interest at a floating rate of 300 basis points over one-month LIBOR. For each subsequent calendar quarter, the interest rate on the U.S. Bank Portfolio Loan will be determined by the borrowing base leverage ratio as defined in the loan agreement and will range from 2.0% to 3.0% over one-month LIBOR. Monthly payments are interest only with the entire unpaid principal balance and all outstanding interest and fees due at maturity.  The Company will have the right to prepay all or a portion of the U.S. Bank Portfolio Loan, subject to certain fees and conditions.
The U.S. Bank Portfolio Loan is initially secured by Domain Gateway, Las Cimas IV and the McEwen Building. The Company and KBS REIT Properties III, LLC, the Company's wholly owned subsidiary, (together, the “Guarantors”), are providing guaranty of up to 50% of the amount outstanding under the U.S. Bank Portfolio Loan. Additionally, the Guarantors are providing a guaranty of any deficiency, loss or damage suffered by the Lender that may result from certain intentional acts committed by the Borrowers, or that may result from certain bankruptcy or insolvency proceedings involving the Borrower, pursuant to the terms of the repayment guaranty.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)
Financial Statements of Real Estate Acquired. Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before July 13, 2012, by amendment to this Form 8-K.

(b)	Pro Forma Financial Information. See paragraph (a) above.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Dated: May 1, 2012	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer